                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             PP&L Resources, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              PP&L Resources, Inc.


                            Notice of Annual Meeting

                                 April 24, 1996

                                      and

                                Proxy Statement

                             PP&L RESOURCES, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                                APRIL 24, 1996

  The Annual Meeting of Shareowners of PP&L Resources, Inc. ("Resources" or "the Company") will be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Wednesday, April 24, 1996, at 1:30 p.m., for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

   1. The election of three directors for a term of three years.

   2. The ratification of the appointment of Price Waterhouse LLP as independent auditors for the year ending December 31, 1996.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

  After reading the Proxy Statement, please mark, sign, date and return your Proxy as soon as possible, to assure your representation at the meeting. Only Shareowners of record at the close of business on Wednesday, February 28, 1996, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

                                          By Order of the Board of
                                                 Directors.

                                             /s/ Robert J. Grey

                                               Robert J. Grey
                                                 Secretary

March 15, 1996

                                PROXY STATEMENT

  The Company's principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 15, 1996.

OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has established Wednesday, February 28, 1996, as the record date for Shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of the Company will not be closed. The Resources Articles divide Resources' voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 160,046,906 shares of Common Stock was outstanding on the Record Date. Each outstanding share of Common Stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors, and FOR the Ratification of the Appointment of Independent Auditors. Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

  Full and fractional shares held by Resources for each participant in the Dividend Reinvestment Plan will be voted by Resources, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant's account will be voted in accordance with the participant's instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if proxies are not returned.

  To preserve voter confidentiality, Resources voluntarily limits access to Shareowner voting records to a few designated employees. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of Resources or to any other person (except the person in whose name the shares are registered), unless otherwise required by law.

  In order to be approved, Proposal 2 (the Ratification of the Appointment of Independent Auditors) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class. Regarding Proposal 1 (the election of directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person's name in the list of nominees on the accompanying Proxy. Shares will be voted for the remaining nominees on a pro rata basis.

PROPOSAL 1: ELECTION OF DIRECTORS

  Resources has a classified Board of Directors, currently consisting of fifteen directors divided into three classes. These classes consist of six directors whose terms will expire at the 1996 Annual Meeting, four directors whose terms will expire at the 1997 Annual Meeting, and five directors whose terms will expire at the 1998 Annual Meeting. Since the directors of Resources also serve as the directors of Pennsylvania Power & Light Company ("PP&L"), terms and length of service for Resources include PP&L tenure.

  The nominees this year are William J. Flood, William F. Hecht and Frank A. Long. All of the nominees are currently serving as directors and were elected by the Shareowners at the 1993 Annual Meeting. If elected by the Shareowners, the above nominees will serve until the 1999 Annual Meeting and until their successors shall be elected and qualified. Following their election and the retirement of certain directors as discussed below, there will be eleven members of the Board of Directors, consisting of the following classes: four directors whose terms will expire at the 1997 Annual Meeting, four directors whose terms will expire at the 1998 Annual Meeting, and three directors whose terms will expire at the 1999 Annual Meeting.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

                            THE BOARD OF DIRECTORS
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 1

NOMINEES FOR DIRECTORS:

---------------- WILLIAM J. FLOOD, 60, is Secretary-Treasurer of Highway
                 Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and
   [PHOTO OF     general contractors. Mr. Flood received a B.A. from Dartmouth
WILLIAM J. FLOOD College and joined HESCO in 1960. He is a director of HESCO,
 APPEARS HERE]   Geisinger Foundation, Hescorp, Inc. and PNC Bank (Northeast
                 PA). A member of the Audit and Nominating Committees, Mr.
                 Flood has been a director since 1990.
----------------

---------------- WILLIAM F. HECHT, 52, is Chairman, President and Chief
                 Executive Officer of both Resources and PP&L. Mr. Hecht
                 received a B.S. and M.S. in Electrical Engineering from
   [PHOTO OF     Lehigh University. Employed since 1964, he was elected
WILLIAM F. HECHT President and Chief Operating Officer in 1991, was named to
 APPEARS HERE]   his present PP&L position in 1993, and to his Resources
                 position in February 1995. Mr. Hecht is a director of a number of civic and charitable organizations. He is chair of
---------------- the Executive Committees of the Board and of the Corporate
                 Leadership Council, an internal committee comprised of the senior officers of Resources. He has been a director since
                 1990.

---------------- FRANK A. LONG, 55, is Executive Vice President of Resources
                 and Executive Vice President and Chief Operating Officer of
                 PP&L. Mr. Long received a B.S. in Electrical Engineering from
   [PHOTO OF     Northeastern University, and joined PP&L in 1963. He was
 FRANK A. LONG   elected Senior Vice President -- System Power & Engineering
 APPEARS HERE]   in 1990, was named to his present PP&L position in 1993, and to his Resources position in February 1995. Mr. Long is a member of the Executive Committee of the Pennsylvania
---------------- Electric Association, a trustee of the North American
                 Electric Reliability Council, and a director of the Homemaker/Home Health Aide Services of Lehigh County. He has been a director since 1993.

DIRECTORS CONTINUING IN OFFICE:

---------------- E. ALLEN DEAVER, 60, is Executive Vice President, a member of the President's Office, and a director of Armstrong World
                 Industries, Inc., Lancaster, Pa., a manufacturer of interior
   [PHOTO OF     furnishings and specialty products. He graduated from the
E. ALLEN DEAVER  University of Tennessee with a B.S. in Mechanical Engineering
 APPEARS HERE]   and joined Armstrong in 1960. Mr. Deaver has served as
                 Executive Vice President and a director of Armstrong since
                 1988. He is a director of the National Association of
---------------- Manufacturers, the Pennsylvania Economy League, the
                 Pennsylvania Chamber of Business and Industry, and
                 Internacional de Ceramica S.A. (Mexico). Mr. Deaver, chair of the Management Development and Compensation Committees and a member of the Unregulated Businesses Oversight Committee, has been a director since 1991; his term ends in 1997.

----------------- NANCE K. DICCIANI, 48, is Vice President and Business
                  Director, Petroleum Chemicals Division, Rohm and Haas
                  Company, Philadelphia, Pa. Dr. Dicciani received a B.S. from
    [PHOTO OF     Villanova University, an M.S. from the University of
NANCE K. DICCIANI Virginia, an M.B.A. from the Wharton School of Business and a
  APPEARS HERE]   Ph.D. from the University of Pennsylvania. Prior to joining
                  Rohm and Haas in 1991 as Business Unit Director, Petroleum
                  Chemicals, Dr. Dicciani had been named General Manager,
----------------- Business Development and Technology (Chemicals group), at Air
                  Products and Chemicals, Inc. in 1990. She is a director of the World Affairs Council and Villanova University. Dr.
                  Dicciani, a member of the Unregulated Businesses Oversight
                  Committee and chair of the Nuclear Oversight Committee, has been a director since 1994; her term ends in 1997.

----------------- ELMER D. GATES, 66, is Vice Chairman of Fuller Company,
                  Bethlehem, Pa., a company involved in the design and
                  manufacture of plants, machinery and equipment used in the
    [PHOTO OF     cement, paper, power and processing industries. He has a B.S.
 ELMER D. GATES   in Mechanical Engineering from Clarkson College. Prior to
  APPEARS HERE]   joining Fuller Company as President in 1982, Mr. Gates spent thirty-one years at General Electric Company. Mr. Gates assumed his present position at Fuller Company in 1990. Mr.
----------------- Gates is vice chairman and a director of Ambassador Bank and president of the Lehigh Valley Partnership. He is also
                  Chairman, Chief Executive Officer and a director of Birdsboro
                  Ferrocast, Inc., a steel foundry located in Birdsboro, Pa. In
                  1992, Birdsboro Ferrocast filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Mr. Gates, chair of the
                  Unregulated Businesses Oversight Committee and a member of the Management Development and Compensation Committees, has been a director since 1989; his term ends in 1997.

----------------- DEREK C. HATHAWAY, 51, is Chairman, President and Chief
                  Executive Officer of Harsco Corporation, Camp Hill, Pa., a
                  diversified multi-national manufacturing company. In 1966,
    [PHOTO OF     Mr. Hathaway founded Dartmouth Investments Ltd. in the United
DEREK C. HATHAWAY Kingdom and built a group of engineering businesses into a
  APPEARS HERE]   public corporation, which was acquired by Harsco in 1979.
                  After coming to the U.S. in 1984, Mr. Hathaway became a citizen in 1991. Mr. Hathaway served as Senior Vice
----------------- President -- Operations of Harsco's Engineered Products Group
                  from 1986 until 1991, when he became President and Chief
                  Operating Officer. He was elected to his present position in 1994. Mr. Hathaway is a director of Harsco, Dauphin Deposit
                  Corporation and a number of civic and charitable organizations, including the National Association of Manufacturers, the Pennsylvania Business Roundtable, the
                  Pennsylvania Chamber of Business and Industry, and the Polyclinic Medical Center. Mr. Hathaway, a member of the
                  Audit and Unregulated Businesses Oversight Committees, has been a director since April 1995; his term ends in 1998.

----------------- STUART HEYDT, 56, is President and Chief Executive Officer of
                  Geisinger Health System, Danville, Pa. Dr. Heydt, who
                  specializes in maxillofacial surgery, attended Dartmouth
    [PHOTO OF     College and received an M.D. from the University of Nebraska.
  STUART HEYDT    He had been President and Chief Executive Officer of
  APPEARS HERE]   Geisinger Medical Center since May 1990, and then was
                  President and Chief Operating Officer of Geisinger Foundation until being appointed to his present position in December
----------------- 1991. He is past president of the American College of
                  Physician Executives and a director of Bucknell University, Wilkes University, PNC Bank (Northeast PA) and PNC Bank, N.A.
                  A member of the Management Development and Compensation and Nominating Committees, Dr. Heydt has been a director since
                  1991; his term ends in 1998.

----------------- CLIFFORD L. JONES, 68, served as President of the Capital
                  Region Economic Development Corporation, Camp Hill, Pa., from
                  1992 until 1994. Prior to that, he served as President of the
    [PHOTO OF     Pennsylvania Chamber of Business and Industry from 1983 until
CLIFFORD L. JONES his retirement in 1991. Mr. Jones received a B.A. from
  APPEARS HERE]   Westminster College. He served from 1981 to 1983 as a member, and then as Chairman, of the Pennsylvania Public Utility
                  Commission. From 1979 until his appointment to the PUC, Mr.
----------------- Jones was Secretary of the Pennsylvania Department of
                  Environmental Resources. He is also a director of U.S. Radio, Inc. and Mercom, Inc., a Michigan-based cable television company. A member of the Corporate Responsibility and Nominating Committees, Mr. Jones has been a director since
                  1989; his term ends in 1998.

----------------- RUTH LEVENTHAL, 55, is Professor of Biology at the Milton S.
                  Hershey Medical College of Penn State University. She
                  previously had served as Provost and Dean of Penn State
    [PHOTO OF     Harrisburg, a position which she held from 1984 through 1994.
  RUTH LEVENTHAL  Dr. Leventhal earned a B.S. in Medical Technology, a Ph.D. in
  APPEARS HERE]   Parasitology and an M.B.A. from the University of
                  Pennsylvania. From 1981 until 1984, Dr. Leventhal was Dean of the School of Health Sciences and Professor of Medical
----------------- Laboratory Sciences at Hunter College of The City University
                  of New York. She previously served four years as Acting Dean of The School of Allied Medical Professions at the University of Pennsylvania. Dr. Leventhal is a director of Mellon Bank
                  (Commonwealth region) and founding chair of the Council for Public Education. She is active in a number of charitable, civic and professional organizations. Dr. Leventhal, a member of the Audit and Nuclear Oversight Committees, has been a director since 1988; her term ends in 1998.

----------------- NORMAN ROBERTSON, 68, retired as Senior Vice President and
                  Chief Economist of Mellon Bank N.A., Pittsburgh, Pa. in 1992.
                  Mr. Robertson received a B.S. in Economics from the
    [PHOTO OF     University of London, England, and attended the London School
 NORMAN ROBERTSON of Economics. He joined Mellon Bank in 1963 and advanced to
  APPEARS HERE]   Vice President and Chief Economist in 1970 and Senior Vice
                  President and Chief Economist in 1973. Mr. Robertson is a director of Mellon Bank (Maryland) and Economics America--
----------------- Pennsylvania Council on Economic Education. He is also an
                  Adjunct Professor of Economics at Carnegie Mellon University.
                  Mr. Robertson, chair of the Nominating Commitee and a member of the Executive and Management Development and Compensation
                  Committees, has been a director since 1969; his term ends in 1997.

DIRECTORS RETIRING AS OF THE 1996 ANNUAL MEETING:

  The Company wishes to acknowledge with gratitude the many years of service provided by the following directors who will retire as of the 1996 Annual Meeting. In addition to serving as a director for many years, John Kauffman was also an employee of the Company for 41 years, beginning his employment with Pennsylvania Water & Power Co. at the Holtwood hydroelectric station in 1950. Each of the following directors has provided valued advice and leadership to the Company, and we wish them well in their retirements and future endeavors.

------------------ DANIEL G. GAMBET is President of Allentown College of St.
                   Francis de Sales, Center Valley, Pa. Father Gambet received a
                   Ph.D. in Classical Studies from the University of
    [PHOTO OF      Pennsylvania. He joined Allentown College in 1965 as Academic
 DANIEL G. GAMBET  Dean, became Vice President in 1970 and President in 1978. He
  APPEARS HERE]    is a director of a number of civic and charitable
                   organizations, including Lehigh Valley Hospital and Health
                   Network, Inc. and the Better Business Bureau of Eastern
------------------ Pennsylvania. A director since 1986, Father Gambet has served as a member of the Executive Committees and chair of the Corporate Responsibility Committee.

------------------ JOHN T. KAUFFMAN was Chairman and Chief Executive Officer of
                   PP&L from October 1991 until his retirement on December 31,
                   1992. He had served as PP&L Chairman, President and Chief
    [PHOTO OF      Executive Officer from 1990 to October 1991. Mr. Kauffman
 JOHN T. KAUFFMAN  earned a B.S. in Mechanical Engineering from Purdue
  APPEARS HERE]    University and a B.S. in Marine Engineering from the U.S.
                   Merchant Marine Academy. He is past chairman of the Pennsylvania Electric Association, chairman of Lehigh Valley
------------------ 2000: Business-Education Partnerships and a director of
                   Conestoga Title Insurance Company, Alliance for the
                   Chesapeake Bay, the Eastern Pennsylvania Chapter of The
                   Nature Conservancy, the AMERICA 2000 Coalition and the Center for Workforce Preparation and Quality Education, an affiliate of the U.S. Chamber of Commerce. Mr. Kauffman has served in recent years as a member of the Executive Committees and of the Nuclear Oversight Committee. A director since 1978, Mr.
                   Kauffman provided valuable leadership to the Company throughout this period of industry change.

------------------ VICE ADMIRAL ROBERT Y. KAUFMAN, USN (RET.) is Chairman and
                   President of Yogi, Inc., a consulting firm located in
    [PHOTO OF      Potomac, Md. Admiral Kaufman received a B.S. at the U.S.
  VICE ADMIRAL     Naval Academy and an M.S. in International Affairs at George
ROBERT Y. KAUFMAN, Washington University. Admiral Kaufman participated in the
    USN (RET.)     early planning, development and operation of nuclear
  APPEARS HERE]    submarines, including Polaris, Trident and the newest attack submarines. He served as a Navy representative to the Atomic
------------------ Energy Commission. Before retiring from the U.S. Navy in
                   1980, he was director of Command, Control & Communications,
                   Office of Chief of Naval Operations. A noted wildlife and nature photographer, Admiral Kaufman has also served as a technical adviser for the Discovery Channel on cable television. A director since 1992, Admiral Kaufman has served as a member of the Corporate Responsibility Committee and was a charter member of the Nuclear Oversight Committee.

----------------- DAVID L. TRESSLER is Executive Director of the Northeast
                  Pennsylvania Physicians' Organization in Clarks Summit, Pa.
                  From 1991 through 1995 he had been Executive Director of the
    [PHOTO OF     Center for Public Initiatives at the University of Scranton,
DAVID L. TRESSLER and President, Chief Executive Officer and a director of the
  APPEARS HERE]   Northeast Regional Cancer Institute in Scranton. Mr. Tressler
                  is a graduate of The Pennsylvania State University, the University of Pittsburgh and Stonier Graduate School of
----------------- Banking (Rutgers University). He had served as Chairman and
                  Chief Executive Officer of Northeastern Bank of Pennsylvania from 1982 to 1991. Mr. Tressler is past president of Economics America -- Pennsylvania Council on Economic
                  Education, and a trustee of Lackawanna Industrial Fund
                  Enterprises. He is a director of the Pennsylvania Industrial
                  Development Authority and PHICO Insurance Company. A director since 1981, Mr. Tressler has served as chair of the Audit
                  Committee and a member of the Executive Committees.

FORMER DIRECTOR:

----------------- RICHARD S. BARTON, a Corporate Vice President of Xerox
                  Corporation, Rochester, New York, and a Stanford University
                  Sloan Fellow, resigned from the Board effective September 25,
    [PHOTO OF     1995, due to conflicting professional time commitments. Mr.
RICHARD S. BARTON Barton earned his B.A. from Adelphi University and completed
  APPEARS HERE]   the Wharton Executive Development Program at the University
                  of Pennsylvania. He previously held the position of Chairman, President and Chief Executive Officer of Xerox Canada Inc.
----------------- From 1989 to 1991, he was Vice President, North American
                  Systems Sales, for the Xerox Integrated Systems Operations, and was elected to his current position in 1993. Mr. Barton serves on the boards of Avon Products, Inc. and the American
                  Management Association. Mr. Barton was a member of the Corporate Responsibility and Management Development and
                  Compensation Committees of the Board. A director since
                  January 1994, Mr. Barton provided a business perspective which we valued highly.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR ATTENDANCE AT BOARD MEETINGS

  The Board of Directors held nine meetings during 1995. Each incumbent director attended more than 75% of the meetings held by the Board and the Committees during the year, except for Admiral Kaufman, who attended 67% due to family health reasons. The average attendance of incumbent directors at Board and Committee meetings held during 1995 was 95%.

COMPENSATION OF DIRECTORS

  Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $20,500 per year, of which a minimum of $2,500 is allocated to a deferred stock account; a fee of $750 for attending Board of Directors meetings, Committee meetings and other meetings at the Company's request; and a fee of $150 for participating in meetings held by telephone conference call. Only one attendance fee is paid when the Boards of Resources and PP&L meet on the same day, and when "dual" committee meetings are held on the same day. Also, only one retainer is paid for services on the Boards of both the Company and PP&L.

  Non-employee directors may elect to defer all or any part of the retainer and fees, together with applicable interest, pursuant to the Directors Deferred Compensation Plan ("DDCP"). Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the directors' retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  In addition, the Company has established a Retirement Plan for non-employee directors. Upon completion of at least three years of service on the Board, these directors are eligible for a retirement benefit payable at age 65, or the date of retirement, whichever is later. This benefit cannot exceed 50% of the annual retainer in effect during the last year of their service on the Board and is payable for ten years.

STOCK OWNERSHIP

  All directors and executive officers as a group own less than 1% of Resources' common stock. The following table sets forth certain ownership of the Company's stock as of December 31, 1995:

                                                        SHARES OF
                                                       COMMON STOCK
                                                       BENEFICIALLY
   NAME                                                 OWNED (1)
   ----                                                ------------
   R. G. Byram                                             6,195
   E. A. Deaver                                            1,482
   N. K. Dicciani                                          1,400
   R. D. Fagan                                               100
   W. J. Flood                                             2,726
   D. G. Gambet                                            1,427
   E. D. Gates                                             6,022
   D. C. Hathaway                                            274
   W. F. Hecht                                            16,578
   S. Heydt                                                2,064
   R. E. Hill                                              6,164
   C. L. Jones                                               513
   J. T. Kauffman                                         17,480
   R. Y. Kaufman                                             179
   R. Leventhal                                              702
   F. A. Long                                             10,983
   N. Robertson                                            1,525
   D. L. Tressler                                          2,472
   All 20 executive officers and directors as a group     78,817

(1) The number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan; and (v) with respect to certain directors, shares credited to their deferred stock account under the DDCP, as follows: Mr. Deaver, 374 shares, Dr. Dicciani, 364 shares, Mr. Gates, 741 shares, Dr. Heydt, 455 shares, Dr. Leventhal, 169 shares, Mr. Tressler, 135 shares, and Messrs. Flood, Hathaway, Jones, Kauffman, Kaufman, Robertson and Fr. Gambet, 56 shares each. Under the DDCP, these directors do not have voting or dispositive power over these shares.

BOARD COMMITTEES

  The Board of Directors has five standing committees -- the Executive, Audit, Management Development and Compensation, Nominating and Unregulated Businesses Oversight Committees. Each non-employee director usually serves on two or more of these and PP&L's committees. (PP&L's committees include the Executive, Corporate Responsibility, Management Development and Compensation and Nuclear Oversight Committees.) The Audit, Management Development and Compensation, Nominating and Unregulated Businesses Oversight Committees are composed entirely of directors who are not Company employees.

  EXECUTIVE COMMITTEE. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors or change the Bylaws. The Executive Committee of the Company met seven times in 1995. (Prior to the formation of the holding company, the PP&L Executive Committee met once in 1995.) The members of the Executive Committee are Mr. Hecht (chair), Fr. Gambet, and Messrs. Kauffman, Robertson and Tressler.

  AUDIT COMMITTEE. The principal functions of the Audit Committee are to provide governance and assist the Company's Board of Directors in the oversight of executive management's responsibilities related to the Company's internal control process. This internal control process is designed to provide reasonable assurance regarding the achievement of the Company's objectives in the areas of effectiveness and efficiency of operations, reliability of financial reporting, and compliance with laws, regulations and standards of integrity. The Audit Committee of the Company met once in 1995. (Prior to the formation of the holding company, the PP&L Audit Committee met four times in 1995.) The members of the Audit Committee are Mr. Tressler (chair), Messrs. Flood and Hathaway and Dr. Leventhal.

  MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The principal functions of the Management Development and Compensation Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. For those individuals who are senior officers of both the Company and PP&L, the Management Development and Compensation Committees of both companies act jointly to set remuneration for services to both companies. The Management Development and Compensation Committee of the Company met four times in 1995. (Prior to the formation of the holding company, the PP&L Management Development and Compensation Committee met once in 1995.) The members of the Management Development and Compensation Committee for both the Company and PP&L are Mr. Deaver (chair), Messrs. Gates and Robertson and Dr. Heydt.

  NOMINATING COMMITTEE. The principal functions of the Nominating Committee are to develop and review criteria for the qualifications of potential Board members and to identify and recommend to the Board of Directors new candidates for election to the Board. The Nominating Committee of the Company met twice during 1995. (Prior to the formation of the holding company, the PP&L Nominating Committee met once in 1995.) The members of the Nominating Committee are Mr. Robertson (chair), Dr. Heydt, and Messrs. Flood and Jones.

  Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 1997 Annual Meeting must be received by seventy-five days prior to the 1997 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Nominating Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  UNREGULATED BUSINESSES OVERSIGHT COMMITTEE. The principal functions of the Unregulated Businesses Oversight Committee are to review the activities of the unregulated subsidiaries of the Company, and to recommend future direction. The Committee focuses especially on management systems and processes concerning regulatory compliance and investment guidelines. The Unregulated Businesses Oversight Committee met four times in 1995. The members of the Unregulated Businesses Oversight Committee are Mr. Gates (chair), Dr. Dicciani, and Messrs. Deaver and Hathaway.

RETIREMENT PLANS FOR EXECUTIVE OFFICERS

  PP&L officers who retire from the Company are eligible for benefits under Resources' Retirement Plan and the Supplemental Executive Retirement Plan ("SERP"). The following table shows the estimated annual retirement benefits for executive officers payable under these Plans.

                                   ESTIMATED
                          ANNUAL RETIREMENT BENEFITS
                        AT NORMAL RETIREMENT AGE OF 65

        ANNUAL
     COMPENSATION   15 YEARS 20 YEARS 25 YEARS 30 YEARS
     ------------   -------- -------- -------- --------
      $  200,000     66,024   93,024  103,024  113,024
         250,000     86,274  120,024  132,524  145,024
         300,000    106,524  147,024  162,024  177,024
         350,000    126,774  174,024  191,524  209,024
         400,000    147,024  201,024  221,024  241,024
         450,000    167,274  228,024  250,524  273,024
         500,000    187,524  255,024  280,024  305,024
         550,000    207,774  282,024  309,524  337,024
         600,000    228,024  309,024  339,024  369,024
         650,000    248,274  336,024  368,524  401,024

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Long deferred $39,860, $32,094, and $26,000 of compensation for the years 1993, 1994 and 1995, respectively. For 1995, Mr. Hecht deferred $52,000 of compensation.) For purposes of calculating benefits under the SERP, the compensation used is base salary, bonus and the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits, the maximum Social Security benefit payable at the time of retirement and, in some cases, by pensions received from prior employment; and are reduced for retirement prior to age 60.

  As of January 1, 1996, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram and Hill were 25.8, 28.4, 19.3 and 26.4, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP).

  In the event of certain changes in control and termination of service, PP&L officers would be eligible for benefits under the Executive Retirement Security Plan ("ERSP"). For purposes of this Plan, compensation and years of credited service are the same as under the SERP, except that, under this Plan, benefits become immediately vested for participants, salary levels used to determine benefits are based on earnings for the twelve consecutive month period of the highest earnings in the final 60 consecutive months immediately preceding termination and the penalties for early retirement are eliminated. Under the Plan, executive officers terminated by the Company within 36 months after such change in control for reasons other than cause or disability are entitled to the greater of the actuarial equivalent of (a) the sum of three times the executive's annual base salary and incentive compensation; or (b) the benefit payable under the SERP formula unreduced for early retirement. The Plan provides that benefits payable thereunder will be reduced to the extent necessary so that no such benefits will be subject to an excise tax under
Section 4999 of the Internal Revenue Code, unless absent such reduction, the participant would receive a higher aggregate benefit.

  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Management Development and Compensation Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executive officers for the last three fiscal years, for service for Resources and its subsidiaries. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.

-----------------------------------------------------------------------------------------------------
                                                                        LONG-TERM
                                          ANNUAL COMPENSATION          COMPENSATION
                                  ---------------------------------------------------
                                                       OTHER ANNUAL     RESTRICTED      ALL OTHER
                                  SALARY/1/ BONUS/1/  COMPENSATION/2/ STOCK AWARD/3/ COMPENSATION/4/
NAME AND PRINCIPAL POSITION  YEAR    ($)       ($)          ($)            ($)             ($)
-----------------------------------------------------------------------------------------------------
William F. Hecht             1995  489,024       0/5/          0           413,920        4,149
 Chairman, President and     1994  440,374       0/6/          0              0/6/        4,042
 Chief Executive Officer     1993  375,000     45,000          0            71,070        3,346

Frank A. Long                1995  344,041       0/5/     13,654           237,318        4,187
 Executive Vice President    1994  295,434     24,375      7,050            42,525        4,078
                             1993  231,000     27,720      1,000            43,775        3,134

Robert D. Fagan              1995  225,004  54,558/7/          0        114,067/7/            0
 President--Power            1994   21,635     50,000          0                 0            0
  Markets
 Development Company         1993        0          0          0                 0            0

Robert G. Byram              1995  232,717       0/5/      4,616           134,640        3,496
 Senior Vice President--     1994  206,434     16,500          0            28,755        3,423
 Nuclear--PP&L               1993  165,831     20,076          0            31,673        1,031

Ronald E. Hill               1995  199,315       0/5/      8,808           113,883        3,936
 Senior Vice President--
  Financial                  1994  171,950     12,975      1,100            22,680        3,840
 and Treasurer               1993  144,200     11,611          0            16,480        2,481
-----------------------------------------------------------------------------------------------------

/1/ Salary and bonus data include deferred compensation. Bonus data include a one-time employment bonus of $50,000 for Mr. Fagan for 1994.
/2/ Includes longevity pay (which is compensation for vacation earned, but not taken) and fees earned by certain officers for serving as directors of Safe Harbor, an affiliate of PP&L. The Safe Harbor fees earned are as follows:
    Mr. Long -- $1,000 in 1993 and $800 in 1994; and Mr. Hill -- $1,100 in 1994
    and $1,000 in 1995.
/3/ The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1995, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht -- 5,400 shares ($135,000); Mr. Long -- 5,390 shares ($134,750); Mr. Fagan -- 0 shares ($0); Mr. Byram -- 3,312 shares ($82,800); and Mr. Hill -- 2,368 shares ($59,200). These year-end data do not include awards made in

    January 1996 for 1995 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards have a restriction period of three years.
/4/ Includes Company contributions to the officers' Deferred Savings Plan and the ESOP accounts.
/5/ Although the incentive program provides that the short-term award be paid in cash, the Management Development and Compensation Committee instead made the award in restricted stock based upon comments received from the senior officers who felt that they should have greater personal investment in the Company and thus should receive their short-term awards in Company stock rather than in cash.
/6/ Mr. Hecht requested to forgo his incentive award for 1994.
/7/ As discussed below, two-thirds of Mr. Fagan's award (short-term and long-term) was paid in restricted stock and the remainder in cash.

EMPLOYMENT AGREEMENT

  Mr. Fagan has an employment agreement with the Company which provides for a base annual salary in his first year of employment of $225,000, guaranteed for three years unless he is terminated for cause. In addition, Mr. Fagan can receive a short-term incentive award of up to $100,000 (two-thirds restricted stock and one-third cash), based on the achievement of annual goals established by the Management Development and Compensation Committee. For 1995, these goals were related to the following Power Markets Development Company ("PMDC") startup activities: the development of financial controls and investment guidelines; the establishment of a marketing plan; the preparation of a financial plan; and adequate executive and professional staffing. Mr. Fagan also is eligible for a long-term incentive award of up to $70,000 annually (two-thirds restricted stock and one-third cash), based on the achievement of three-year goals established by the Committee. Initially, these goals are related to the level of PMDC equity investments. Payment during the first three years of the agreement is based on an assessment of the percentage of the goal attained to date. The agreement also provides a retirement benefit determined by multiplying Mr. Fagan's five-year annual average compensation (salary and bonus) times 2% for each year of service completed by age 60. This benefit is reduced for retirement prior to age 60 and, in some cases, by pensions received from prior employment. As of January 1, 1996, the years of credited service for Mr. Fagan for purposes of this benefit were 20.8.

  Mr. Fagan is not a PP&L officer and is not covered by ERSP. Accordingly, the Company has entered into an agreement with Mr. Fagan, providing that, in the event of a change in control of the Company, he will be entitled to the following payments if terminated within 36 months after such change in control for reasons other than cause or disability: (i) all accrued compensation; and
(ii) the sum of three times his annual base salary and incentive compensation. The agreement provides that benefits payable thereunder will be reduced to the extent necessary so that no such benefits will be subject to an excise tax under Section 4999 of the Internal Revenue Code, unless absent such reduction, Mr. Fagan would receive a higher aggregate benefit.

JOINT REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEES REGARDING EXECUTIVE COMPENSATION

GENERALLY

  PP&L Resources, Inc. (the "Company") is the parent holding company of Pennsylvania Power & Light Company ("PP&L"), and PP&L is its principal subsidiary. The members of the Company's Management Development and Compensation Committee -- all independent outside directors -- and Board of Directors also serve in the same capacity for PP&L. Certain senior officers of the Company are also senior officers of PP&L. For those individuals, references below to the Committee and Board of Directors refer to the Committee and Board of Directors of both the Company and PP&L and discussions of their compensation include compensation earned for services to both the Company and PP&L.

  During 1995, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other senior officers who are members of the Company's Corporate Leadership Council ("senior officers"), which provides strategic direction for the Company and its subsidiaries. The Committee established the compensation and benefit practices for these individuals as senior officers of the Company and its subsidiaries, including PP&L. These officers include: William F. Hecht, Chairman, President and Chief Executive Officer of the Company; Frank A. Long, Executive Vice President of the Company; Ronald E. Hill, Senior Vice President-Financial and Treasurer of the Company; Robert G. Byram, Senior Vice President-Nuclear of PP&L; and Robert D. Fagan, President of Power Markets Development Company (an unregulated subsidiary of the Company created to pursue worldwide energy-related business opportunities) ("PMDC"). Except for Mr. Fagan, these individuals are also senior officers of PP&L./1/

  The Company has in place two major components of executive compensation for the senior officers and other officers of the Company and its subsidiaries --
 base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions -- both within the Company and in other companies -- and variations in individual performance. Incentive compensation is awarded based on corporate performance and shareowner value. The incentive program has two separate components. A short-term incentive plan makes cash awards available to the senior officers based on the achievement of key corporate goals, as well as individual goals for the other officers. A long-term incentive plan grants restricted Company stock and/or stock options to officers based on the Company's return on common stock equity. Both plans and their associated goals and performance targets were developed by the Committee.

BASE SALARIES

  In general, the Committee's objective is to provide salary levels that are sufficiently competitive with comparable electric utilities to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies. In July 1994, the Committee established a goal to bring executive compensation in line with comparable companies. At that time, PP&L's average base pay for senior officers was 25.3% below average and total compensation was 52.5% below average. In assessing the senior officer salaries, the Committee also reviews the internal salary structure of PP&L and seeks to maintain equity within the Company.

  In January 1995, the Committee reviewed salary ranges for Messrs. Hecht, Long, Hill and Byram by comparing these salary levels with levels for similar positions of responsibility at 12 comparable electric utilities./2/ All of the comparison companies were included in the EEI (Edison Electric Institute) 100 Index of Investor-owned Electric Utilities. This index is displayed in the stock performance graph on page 14. The electric utilities used for comparison purposes in 1995 were selected based on their similarity to PP&L in terms of annual revenues, service territory characteristics or economic conditions.

  After reviewing salary data for similar positions in the comparable utilities, the Committee reviewed the actual salaries and performance appraisals of each of the senior officers. In the case of the Chief Executive Officer, the
-------
/1/ Mr.Fagan has no position with PP&L, but is a member of the Corporate
    Leadership Council and a "senior officer" of Resources by virtue of his position as President of PMDC. The other member of the Company's Corporate Leadership Council is Robert J. Grey, Vice President, General Counsel and Secretary of the Company and PP&L. (Effective March 1, 1996, Mr. Grey became Senior Vice President, General Counsel and Secretary of the Company and PP&L.)
/2/ The 1995 base salary for Mr. Fagan -- who joined the Company in November
    1994 -- was established under a contract reviewed and approved by the Committee, based on levels for similar positions at other companies.

Committee considered directors' individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other senior officers.

  Upon completion of this review, the Committee set the 1995 salaries of the senior officers. As of January 1995, Mr. Hecht's total compensation was about 34% less than the average total compensation of the chief executive officers of the comparable companies. Also, the total compensation of the senior officers as a group was approximately 28% less than the average paid to their counterparts at these companies. Considering this information and individual performance, a salary increase was given to Mr. Hecht effective in August 1995, Messrs. Long and Byram effective in May 1995, and Mr. Hill effective in February 1995. It is anticipated that the revised short- and long-term incentive plans established at the beginning of 1995 will contribute to bringing the Company's overall senior pay levels up to the average for the marketplace.

  Regarding the base salaries of other corporate officers, the Board of Directors has delegated the authority to review and set the salaries of these officers to the senior officers. This enables the senior officers to establish the salaries of the officers who report to them./3/ As a result, officers' salaries closely reflect their individual performance and contribution to the achievement of corporate goals.

INCENTIVE AWARDS

  In establishing the second component of executive compensation -- incentive awards -- the Committee reviews annually the Company's performance in relation to specific corporate objectives and the Company's overall return on common equity. This component of compensation is intended to relate executive compensation directly to corporate performance and shareowner value.

  Based on the Committee's recommendation, effective for calendar year 1995 the Company established a new executive compensation incentive award program. The program has two separate components: a Short-Term Incentive Plan and a Long-Term Incentive Plan.

SHORT-TERM INCENTIVE PLAN

  In establishing the Short-Term Incentive Plan, the Board of Directors and the Committee concluded that basing a larger portion of officer compensation on the achievement of key corporate goals was appropriate in the increasingly competitive industry marketplace. The Short-Term Incentive Plan achieves this objective by providing the opportunity to base approximately 20% of the officer group's total compensation on the achievement of such annual goals. It also is simpler in design than the prior plan, tracks far fewer but more independent variables and more appropriately correlates compensation to the particular accountabilities of the various officers.

  The Short-Term Incentive Plan makes cash awards available to officers for the achievement of specific, independent goals established for each calendar year. Annual award targets based on accountability level are established for each officer according to the following table:

                 SHORT-TERM INCENTIVE PLAN
               PERCENT OF BASE SALARY TARGET
               -----------------------------
               Chief Executive Officer   40  %
               Executive Vice President  35  %
               Sr. Vice President        30  %
               Vice President            17.5%

  Annual awards are determined by applying these target percentages to the percentage of short-term goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets. The following are the goal categories for 1995:

I. FINANCIAL -- based on net income and total return on common stock.

II. OPERATIONAL -- based on customer satisfaction indices, power plant performance, minimizing work-related accidents, environmental performance and affirmative action results.
-------
/3/ The 1995 base salary for Mr. Grey -- who joined the Company in March 1995 -- was established by contract based on levels for similar positions at other companies.

III. CORPORATE STRATEGY -- based on achievement of the holding company restructuring and development of business plans for PMDC.

  In addition to these goals for senior officers, specific individual goals are set for each of the other officers who then establish goals for subordinates.

  The weightings for each of these general categories vary by the level of the individual officers to reflect the different levels of influence they have on attainment of the goals, as follows:

                                 GOAL CATEGORY

     OFFICER LEVEL          FINANCIAL     OPERATIONAL     STRATEGIC     INDIVIDUAL
     -------------          ---------     -----------     ---------     ----------
Chief Executive Officer         50%            25%            25%            0%
Executive Vice President        30             50             20             0
Sr. Vice President              25             60             15             0
Vice President                  20             40              0            40

  When the level of goal attainment in each of the above categories is measured at the end of each year and the category weightings shown above are multiplied by the annual award target for each position, each officer's cash award is determined for the prior year's performance.

LONG-TERM INCENTIVE PLAN

  Also effective for 1995, the Company amended its existing Incentive Compensation Plan to establish a Long-Term Incentive Plan which focuses solely on increasing shareowner value. A major purpose of this component of compensation is to encourage long-term decision-making by senior management. The Plan establishes objectives for return on common equity (ROE) that require the Company to compare favorably with a peer group of companies and also to maintain appropriate levels of absolute ROE performance. Greater emphasis is placed on the Company's relative ROE performance than on absolute ROE performance. The logic for this approach is that relative ROE performance is more closely correlated to the performance of Company management, whereas external factors such as long-term interest rates have a major impact on absolute ROE performance.

  Awards are granted annually based on a review of the Company's average ROE performance over the prior three calendar years. Each year, a new three-year average ROE is calculated for comparative purposes. This three-year average avoids the excessive impact of short-term fluctuations in Company or peer group performance that may not reflect long-term achievement.

  The annual award compensation target for individual officers covered by the Long-Term Incentive Plan varies by accountability levels, as follows:

                LONG-TERM INCENTIVE AWARD
              PERCENT OF BASE SALARY TARGET
              -----------------------------
              Chief Executive Officer   40  %
              Executive Vice President  35  %
              Sr. Vice President        30  %
              Vice President            17.5%

  Under the Long-Term Incentive Plan, awards are made in the form of restricted stock and/or stock options equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages stock ownership on the part of the officers and aligns the interests of management and shareowners.

  The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Long-Term Incentive Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon retirement, death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion.

  In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock made under the Incentive Compensation Plan have been restricted for a period of three years. No awards of stock options have ever been made under this plan.

  The Committee based the senior officers' incentive awards for 1995 solely on the corporate goals and return on common equity achieved. In January 1996, the Committee reviewed performance achieved during 1995 for each of the corporate goals under the Short-Term Incentive Plan. During 1995, the Company achieved 100% of the financial goals, 65% of the operational goals and 100% of the corporate strategy goals. As a result of the weighting system described above, the senior officers received the following Short-Term Incentive Plan awards as a percent of base salary: Mr. Hecht -- 36.4%; Mr. Long -- 29.1%; Mr. Byram --
 23.7%; and Mr. Hill -- 23.7%. Although the incentive program provides that this short-term award be paid in cash, the Committee instead made this award in restricted stock based upon comments received from the senior officers who felt that they should have greater personal investment in the Company and thus should receive their Short-Term Incentive Plan awards in Company stock rather than in cash.

  In January 1996, the Committee also reviewed the Company's ROE performance for the Long-Term Incentive Plan. During 1995, the Company achieved an ROE of 12.78%, resulting in a three-year average ROE of 11.58%. The peer group of comparable companies achieved an average ROE of 12.30% and a three-year average of 10.62%. Applying the formula for comparative and absolute ROE performance adopted by the Committee in January 1995, the senior officers received the following Long-Term Incentive Plan awards as a percent of base salary: Mr. Hecht -- 43.2%; Mr. Long -- 37.8%; Mr. Byram -- 32.4%; and Mr. Hill -- 32.4%./4/

  The 1995 incentive awards made to the five most highly compensated executive officers are shown in the Summary Compensation Table./5/

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1995 salary, in January 1995 the Committee reviewed the salaries of the chief executive officers of the 12 comparison electric utilities referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1994 salary was lower than the average earned by incumbents in similar positions at those utilities.

  As a result of this review and Mr. Hecht's performance, the Committee set his 1995 salary at $520,000, effective August 1, 1995. This salary level is still below the average paid to incumbents in comparable positions.

  Based on the Company's performance in 1995 on the specific corporate goals under the Short-Term Incentive Plan, Mr. Hecht received a Short-Term Incentive Plan award of restricted stock equal to approximately 36.4% of his year-end salary. Based on the Company's three-year return on common equity through 1995, Mr. Hecht received a Long-Term Incentive Plan award of restricted stock equal to approximately 43.2% of his year-end salary.

                                      The Management Development
                                      and Compensation Committee
                                         E. Allen Deaver, Chair
                                         Elmer D. Gates
                                         Stuart Heydt
                                         Norman Robertson/6/
-------
/4/ As a Vice President of the Company and PP&L, Mr. Grey received a Short-Term
    Incentive Plan award of 12.0% of base salary, and a Long-Term Incentive Plan award of 15.8% of base salary. As with the senior officers, Mr. Grey received his entire incentive award in restricted stock.
/5/ Mr. Fagan's 1995 short-term incentive award of 44.4% of base salary (1/3 in cash and 2/3 in restricted stock) was not based on the Company's general incentive award program but, under the terms of his employment contract, on the following separate goals approved by the Committee related to the startup of PMDC operations: the development of financial controls and investment guidelines; the establishment of a marketing plan; the preparation of a financial plan; and adequate executive and professional staffing. In addition, the Committee granted Mr. Fagan a long-term incentive award equal to 30.5% of his base salary (1/3 in cash and 2/3 in restricted stock).
/6/ Effective September 25, 1995, Mr. Richard S. Barton resigned from the
    Company's Board of Directors. Mr. Robertson replaced Mr. Barton on the Committee.

STOCK PERFORMANCE GRAPH

  The following graph depicts the performance of the Company's common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor's 500 Index provides some indication of the performance of the overall stock market, and the EEI 100 Index of Investor-owned Electric Utilities reflects the performance of electric utilities' stock generally. The EEI 100 Index is a comprehensive, widely recognized industry index that includes approximately 100 investor-owned domestic electric utility companies. These companies serve 99% of the customers of the investor-owned domestic electric utility industry.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                 For PP&L Resources, Inc., S&P 500 Index, and
              EEI 100 Index of Investor-owned Electric Utilities*

                             [GRAPH APPEARS HERE]

                                  12/31/90 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95
                                  -------- -------- -------- -------- -------- --------
   PP&L Resources, Inc.**         $100.00  $128.41  $141.32  $148.15  $113.10  $160.64
   S&P 500 Index                   100.00   130.47   140.41   154.56   156.60   215.45
   EEI 100 Index of Investor-
    owned Electric Utilities       100.00   128.87   138.69   154.11   136.28   178.55

   * Assumes investing $100 on 12/31/90 and reinvesting dividends in PP&L common stock, S&P 500 Index, and EEI 100 Index of Investor-owned Electric Utilities.

  ** Effective April 27, 1995, all of the outstanding shares of common stock of Pennsylvania Power & Light Company became shares of common stock of PP&L Resources, Inc. Therefore, through April 26, 1995 these data are for the common stock of Pennsylvania Power & Light Company.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  Upon the recommendation of the Audit Committee, which is composed of directors who are not Company employees, the Board of Directors of the Company appointed Price Waterhouse LLP to serve as independent auditors for the year ending December 31, 1996, for Resources and its subsidiaries.

  Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

  Deloitte & Touche LLP ("Deloitte") served as independent auditors of PP&L for the year ended December 31, 1994. Based upon a recommendation of its Audit Committee, the Board of Directors of PP&L decided on January 25, 1995 that Deloitte would not be retained as PP&L's independent auditors for the year ended December 31, 1995. Deloitte's reports on PP&L's financial statements for the fiscal years ended December 31, 1993 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were the reports modified or qualified in any manner. During the period of such two fiscal years and during the period from December 31, 1994 through January 25, 1995, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During such periods, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

  The Board of Directors has determined that it would be desirable to request an expression of opinion from the Shareowners on the appointment of Price Waterhouse LLP. If the Shareowners do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                            THE BOARD OF DIRECTORS
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 2

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person or by telephone, telegraph or facsimile. (The Company has retained Corporate Investor Communications ("CIC") to assist in the solicitation of proxies for the Annual Meeting. It is expected that the remuneration to CIC for its services will not exceed $6,000.) Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 1997 ANNUAL MEETING

  To be included in the proxy material for the 1997 Annual Meeting, any proposal intended to be presented at that meeting by a Shareowner must be received by the Secretary no later than November 15, 1996. To be properly brought before the meeting, any proposal must be received by seventy-five days prior to the 1997 Annual Meeting.

ANNUAL REPORT

  A copy of Resources' Annual Report for 1995, including financial statements, is being mailed to each Shareowner of record on February 28, 1996.

                                      By Order of the Board of Directors.
                                         Robert J. Grey
                                         Secretary
March 15, 1996

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the toll-free number listed below, or write to:

                           George I. Kline, Manager
                         Investor Services Department
                      Pennsylvania Power & Light Company
                            Two North Ninth Street
                              Allentown, PA 18101

                     Toll-Free Phone Number: 800-345-3085


                                ---------------


  Resources files a Form 10-K Report annually with the Securities and Exchange Commission. The Form 10-K Report for 1995 is available without charge by writing to PP&L's Investor Services Department at the address printed above, or by calling the toll-free number.



   WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AS SOON AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS INCLUDED FOR YOUR CONVENIENCE.

PP&L Resources, Inc.
----------------------------------------------------------------
Two North Ninth Street . Allentown, PA 18101-1179 . 610/774-5151


                                                                  March 15, 1996



Dear Shareowner:


     It is a pleasure to invite you to attend the 1996 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Wednesday, April 24, 1996 at Lehigh University's Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township, outside Bethlehem, Pennsylvania, following the Annual Meeting of Shareowners of Pennsylvania Power & Light Company.

     Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the Company's operations and a question and answer period will follow.

     We hope that you will be able to attend in person. If you plan to attend, please complete and return the enclosed reservation card to facilitate making arrangements for the meeting. If you are unable to attend the meeting but have any questions or comments on the Company's operations, we would like to hear from you.

     Your vote is important. Whether you own one share or many, please mark, sign, date and return your Proxy as soon as possible so that you will be represented at the meeting in accordance with your wishes.



                                             Sincerely yours,

                                             /s/ William F. Hecht

                                                 William F. Hecht
                                                Chairman, President
                                           and Chief Executive Officer

PP&L Resources, Inc.
----------------------------------------------------------------
Two North Ninth Street . Allentown, PA 18101-1179

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareowners, April 24, 1996

   Please Vote and Sign on Reverse Side and Return in the Enclosed Envelope


          William F. Hecht, Frank A. Long and Norman Robertson, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of the Shareowners of PP&L Resources, Inc. to be held on April 24, 1996, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

Shares represented by all properly executed proxies will be voted at the Annual Meeting in the manner specified. If properly executed and returned, and no specification is made, votes will be cast "FOR" Items 1 and 2 on the reverse of this proxy.

                                    (over)

          Tear along perforation and return in the enclosed envelope

Indicate your vote by placing an (X) in the appropriate box
--------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS:  Nominees for terms ending in 1999.


(1) William J. Flood        (2) William F. Hecht      (3) Frank A. Long


                                   For All          Withhold
                  For All          Except (*)        For All

                    [_]              [_]               [_]

(*) To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above and mark an (X) in the "For all Except" box.
--------------------------------------------------------------------------------
2. Ratification of appointment of Price Waterhouse LLP as independent auditors for 1996.


                    For            Against           Abstain

                    [_]              [_]               [_]


                                                   PROXY

                                  IMPORTANT:  When signing as attorney,
                                  executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

Please date and sign
your name(s) exactly                             Date
as shown above and    --------------------------      ------------
mail promptly in the                             Date
enclosed envelope     --------------------------      ------------

                      RE:  ANNUAL MEETING OF SHAREOWNERS

                                April 24, 1996

                              PP&L RESOURCES INC.

To Participants in the Employee Stock Ownership Plan:

     Mellon Bank has assumed the duties of trustee of the Pennsylvania Power & Light Company Employee Stock Ownership Plan ("Plan"). As trustee, Mellon Bank holds the shares in the Plan for your benefit.

     The Company will continue to process monthly transactions, provide quarterly statements and forward dividend payments.

     Mellon Bank, Trustee, is forwarding to you the enclosed proxy materials which relate to shares of PP&L Resources Inc. Common Stock credited to your account under the Plan. As a participant in the Plan, you are entitled to instruct Mellon Bank, Trustee, as record owner of your Plan shares as to how to vote your shares. Full and fractional shares credited to your account under the Plan as of February 28, 1996 will be voted by Mellon Bank, Trustee, in accordance with your instructions. Shares that are voted will be held in confidence by Mellon Bank.

     Please review the information carefully and indicate how you wish your shares to be voted at the annual meeting. Mark, sign, date and use the return envelope for mailing your proxy to Mellon Bank's agent for tabulation. Timely receipt of your instructions on a signed proxy form is extremely important. Please return your signed proxy form by April 17, 1996.

     If you do not return your proxy, or return it unsigned, the Plan provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.

     The enclosed Proxy shows your current share balance in the Plan and reflects the recent allocation of Common Stock to your account for Plan year 1995. For each $10,000 in compensation (up to $55,000) you received in 1995,
1.981 shares were allocated to your account. For each $100 of dividends you received on Plan shares in 1995, 2.871 shares were allocated to your account. Details of this allocation will be shown on your statement of account for April.

                              PP&L RESOURCES, INC.
                            ALLENTOWN, PENNSYLVANIA

   If you plan to attend the Annual Meeting of Shareowners on April 24, 1996, please fill out and return this reservation form so that an attendance card may be sent to you. Please use the enclosed envelope for the return of both this card and your proxy.

   You may, of course, attend the meeting without a card upon proper identification. However, by indicating your plans in advance, we can make the necessary arrangements. Your cooperation is appreciated.

                           ANNUAL MEETING RESERVATION

I
We .............................................................................
                          PLEASE TYPE OR PRINT NAME(S)

Address ........................................................................
                              PLEASE TYPE OR PRINT

 ............................................... Zip ...........................

plan to attend the Annual Meeting of Shareowners to be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pa., on Wednesday, April 24, 1996, at 1:30 p.m. Please send an attendance card.

                      HAVE YOU ENCLOSED YOUR SIGNED PROXY?